Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

of Corio, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-45948, 333-63322, 333-81600, and 333-103843) on Form S-8 of Corio, Inc. of our report dated January 27, 2003, with respect to the balance sheets of Corio, Inc. as of December 21, 2002 and 2001, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Corio, Inc.

Our report refers to a change in the method of accounting for goodwill and other acquired intangible assets in 2002.

/s/    KPMG LLP

Mountain View, California

March 28, 2003